Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact Information:

At the Company:
Gregory S. Skinner
Vice President Finance and CFO
(650) 261-3677

LANDEC CORPORATION REPORTS SECOND QUARTER AND FIRST HALF FISCAL YEAR 2012 RESULTS

Revenues increase 16% and net income increases 63% during second quarter of 2012

MENLO PARK, CA – January 3, 2012 -- Landec Corporation (Nasdaq: LNDC), today reported results for the second quarter and first half of fiscal year 2012.  Revenues for the second quarter of fiscal year 2012 increased 16% to $81.6 million compared to revenues of $70.2 million for the second quarter of fiscal year 2011.  Net income increased 63% to $3.3 million, or $0.13 per share, compared to net income of $2.1 million, or $0.08 per share, during the second quarter of fiscal year 2011.

The revenue growth of $11.4 million was due to growth in Landec’s food and biomaterials businesses, specifically: (1) a $6.0 million increase in Apio’s value-added business, which includes the fresh-cut specialty packaged vegetable business, Apio Cooling, and Apio Packaging, (2) a $4.6 million increase in Apio’s export business, and (3) an $813,000 increase in Lifecore’s biomaterials business.

The $1.2 million increase in net income resulted from $1.4 million of pre-tax income from our investment in Windset Farms and a $1.1 million increase in pre-tax income from Apio’s value-added and export businesses.  These increases were partially offset by an $840,000 increase in the income tax expense due to higher pre-tax income and by an increase of approximately $400,000 in marketing and business development expenses.

Gary Steele, Landec’s Chairman and CEO, commented, “We had a very good second quarter, achieving revenue growth of 16% and net income growth of 63%.  Our Apio food business grew revenues and profits in both its value-added business and its export business.  The growth for these businesses can be primarily attributed to increased sales volumes and normal weather patterns so far this year.  Overall Apio’s revenues increased 18% and its pre-tax net income more than doubled during the quarter compared to the second quarter of last year.  Our Lifecore business increased revenues 10% during the quarter and pre-tax income was flat with the second quarter of last year due to the timing of production, which resulted in reduced absorption of overhead costs during the quarter.”

Revenues for the first six months of fiscal year 2012 increased $19.8 million, or 15%, to $154.9 million compared to revenues of $135.1 million for the same period a year ago.  Net income for the first six months increased 18% to $5.2 million or $0.20 per diluted share compared to net income of $4.4 million or $0.16 per diluted share for the same period last year.

The increase in revenues during the first six months of fiscal year 2012 compared to the first six months of fiscal year 2011 resulted from: (1) an $8.8 million increase in Apio’s value-added business, (2) a $9.5 million increase in Apio’s export business, and (3) a $1.6 million increase in Lifecore’s biomaterials business.

Net income for the first six months of fiscal year 2012 increased $793,000 compared to the first six months of last year, primarily due to $1.7 million of pre-tax income from our investment in Windset Farms and a $679,000 increase in pre-tax income from Apio’s value-added and export businesses.  These increases were partially offset by (1) a $650,000 decrease in pre-tax income as a result of accruing performance-based bonuses at Apio and Corporate which were not accrued during the first six months of last year, (2) a $598,000 increase in the income tax expense due to higher pre-tax income, and (3) a $236,000 decrease in pre-tax income for Lifecore due to the timing of production, which resulted in reduced absorption of overhead costs.  Production levels for Lifecore are projected to be higher in the second half of fiscal year 2012 resulting in higher absorption of overhead costs.

Landec Second Quarter 2012 Earnings Conference Call

A conference call will follow this release at 8:00 a.m. Pacific Time on Wednesday, January 4, 2012 during which senior management of Landec will present an overview of results for the first half and second quarter of fiscal year 2012.  Interested parties have the opportunity to listen to the conference call live on the Internet at www.landec.com by selecting Investors and the Financial Releases & Events page.  A replay of the webcast will be available for 30 days.  Additionally, investors can listen to the call by dialing (866) 238-1645 or (703) 639-1163 at least 5 minutes prior to the start.  A replay of the call will be available through Wednesday, January 11, 2012 by calling (888) 266-2081 or (703) 925-2533, code #1561486.

Landec Corporation is a materials science company that leverages its proprietary polymer technologies, application development and innovation capabilities to develop and commercialize new products in biomedical, agricultural and industrial markets. Landec has two proprietary polymer technology platforms: Intelimer Polymers® and Sodium Hyaluronate (“NaHy”) that are the foundation for its business. Landec’s subsidiary, Apio, has become the leader in US fresh-cut specialty packaged vegetables by combining Landec’s proprietary food packaging technology with the capabilities of a large national food supplier, processor and distributor. Through its subsidiary, Lifecore Biomedical, Landec is now a premium supplier of hyaluronan-based materials and medical products to ophthalmic, orthopedic and veterinary markets worldwide. Landec’s Licensing Partnerships work closely with market-leading companies to develop and commercialize differentiated polymer-based products.  For more information about the Company, visit Landec’s website at www.landec.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with operations, the ability to achieve acceptance of the Company's new products in the market place, the severity of the current economic slowdown, weather conditions that can affect the supply and price of produce, the amount and timing of research and development funding and license fees from the Company's collaborative partners, the timing of regulatory approvals, the mix between domestic and international sales, and the risk factors listed in the Company’s Form 10-K for the fiscal year ended May 29, 2011 (See item 1A: Risk Factors) which may be updated in Part II.  Item 1A Risk Factors in the Company’s Quarterly Reports on Form 10-Q.  As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will remain consistently profitable.  The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

--Tables and Q&A to Follow--

LANDEC CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)

	November 27, 2011	May 29, 2011
	(unaudited)
ASSETS
Current Assets:
Cash, cash equivalents and marketable securities	$28,471	$36,259
Accounts and income taxes receivable, net	29,764	22,672
Inventories, net	20,175	20,161
Prepaid expenses and other current assets	8,767	6,534
Total Current Assets	87,177	85,626

Property and equipment, net	52,247	51,779
Intangible assets, net	52,102	52,256
Investments in non-public companies	17,629	16,455
Other assets	253	196
Total Assets	$209,408	$206,312

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$19,219	$17,047
Accrued compensation	3,385	3,080
Other accrued liabilities	13,301	3,581
Deferred revenue	355	2,657
Current portion of long-term debt	4,330	4,330
Total Current Liabilities	40,590	30,695

Long-term debt	13,170	15,500
Deferred taxes	12,014	11,338
Other non-current liabilities	1,217	11,053

Stockholders' Equity
Common stock	26	27
Additional paid-in capital	118,695	119,169
Accumulated other comprehensive loss, net of taxes	(235)	(267)
Retained earnings	22,278	17,126
Total Stockholders' Equity	140,764	136,055
Non controlling interest	1,653	1,671
Total Equity	142,417	137,726
Total Liabilities and Stockholders’ Equity	$209,408	$206,312

LANDEC CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per-share data)
(unaudited)

	Three Months Ended		Six Months Ended
	November 27,	November 28,	November 27	November 28
	2011	2010	2011	2010
Revenues:
Product sales	$79,352	$67,720	$150,211	$129,980
Services revenues	805	986	1,785	2,051
License fees	1,413	1,462	2,875	3,089
Total revenues	81,570	70,168	154,871	135,120

Cost of revenue:
Cost of product sales	67,894	57,438	129,163	109,724
Cost of services revenues	666	875	1,448	1,725
Total cost of revenue	68,560	58,313	130,611	111,449

Gross profit	13,010	11,855	24,260	23,671

Operating costs and expenses:
Research and development	2,337	2,255	4,670	4,487
Selling, general and administrative	6,464	6,072	12,508	11,725
Total operating costs and expenses	8,801	8,327	17,178	16,212
Operating income	4,209	3,528	7,082	7,459

Dividend income	281	—	563	—
Interest income	81	117	157	224
Interest expense	(163)	(209)	(340)	(435)
Other income (expense)	1,079	(44)	1,088	(102)
Net income before taxes	5,487	3,392	8,550	7,146
Income taxes	(2,049)	(1,209)	(3,159)	(2,561)
Consolidated net income	3,438	2,183	5,391	4,585
Non controlling interest	(98)	(128)	(239)	(226)
Net income available to common stockholders	$3,340	$2,055	$5,152	$4,359

Diluted net income per share	$0.13	$0.08	$0.20	$0.16

Shares used in diluted per share computations	26,135	26,560	26,399	26,639

LANDEC CORPORATION
SECOND QUARTER ENDED NOVEMBER 27, 2011
QUESTIONS AND ANSWERS

1)	What are your revenue and net income projections for the second half of fiscal year 2012?

We are projecting that revenues will be approximately 5% to 10% lower in the second half of fiscal year 2012 compared to the first half due primarily to lower projected revenues in Apio’s export business, which typically realizes two-thirds of its revenues during the first half of our fiscal year because there are more fruit and vegetables to export during the summer and fall than in the winter and spring.  For net income, we are projecting that both the third quarter and the fourth quarter of fiscal year 2012 will be approximately the same as the second quarter due to some high margin revenues for Lifecore that were originally anticipated in the fourth quarter, shifting to the third quarter.  We expect to meet or exceed our guidance of 5% or better revenue growth and net income growth of 30% to 40%, after adding back the one-time impairment charge of $4.8 million to net income for fiscal year 2011.

2)	Is the fresh-cut produce category returning to a growth mode and how has the weather been in California during the first part of fiscal year 2012?

We have seen produce category growth over the last six months and we are hopeful this is a trend that will continue during fiscal year 2012.  The overall fresh-cut produce category experienced a 5% growth in volume during the last six months.  While this growth is occurring mostly in the bagged fresh-cut vegetable category, the fresh-cut vegetable tray demand has just recently begun to show some small positive growth.  For Apio, our unit volume growth over the last six months has been 13%, more than double the category growth.  Weather patterns were normal during the first six months of fiscal year 2012. However, the desert area of California has experienced much higher than normal rainfall during December, which could impact production yields during January and February.

3)	What is the status of Windset’s new Santa Maria, California operation in which Landec has a 20% ownership interest?

Windset has completed construction on the first 64 acres of greenhouses, which equates to three million square feet, along with completion of the processing facility and the water treatment plant.  All 64 acres have been planted with different varieties of tomatoes. Harvesting began on the first 32 acres in October and on the second 32 acres in December.  Production performance is meeting expectations.  We are very pleased with the progress Windset is making with their new California operation.  In addition to the dividend on our Windset preferred stock, during the second quarter of fiscal year 2012, we recognized $1.1 million of income from our percentage of the increase in Windset’s fair market value.

4)	Are you considering new investments or acquisition initiatives?

Yes.  Our investment search is focused on opportunities where we can accelerate growth in our core businesses of food and biomaterials while increasing our overall margins.  We are focused on identifying potential investment targets that have technology and commercial products that are synergistic with our polymer technologies and/or a business that benefits from our existing channels of distribution.

5)	How are the Chiquita programs progressing?

The Chiquita-to-Go® banana program continues to grow and is a higher margin program for Chiquita.  The Fresh and Ready® avocado program is a strategic focus for Chiquita.  Landec’s BreatheWay® technology for avocados continues to demonstrate good performance in the marketplace, although customer and consumer adoption of the product is proceeding slower than we had originally expected.  In connection with renewing the agreement for an additional five years, the companies have agreed to add the use of our BreatheWay technology for creating an optimal atmosphere within shipping containers in the field of global transport of bananas.  Chiquita has a sizable shipping container technology business that fits well with Landec’s long-term interest in using modified atmosphere technology for preserving produce during global transport.  Chiquita purchased their first order of BreatheWay membranes for containers during the second quarter of fiscal year 2012.  The container program is still in the initial commercial testing phase.

6)	What are the future plans for your seed business now that the Monsanto agreement has terminated?

We are working with an Ag consulting firm to investigate strategic options for our Intellicoat® technology.  The consulting firm is actively arranging meetings with top seed treatment and crop protection companies.  Our technology team is continuing to advance our controlled release technology for agricultural applications.  We should know by the end of fiscal year 2012 the future direction of our Ag business.

7)	Why did cash and marketable securities decrease by $7.8 million during the first six months of fiscal year 2012 when the Company generated $5.2 million of net income?

While we generated $5.2 million of net income, cash decreased because of the following: (1) cash used in financing activities included the purchase of $4.8 million of our Common Stock on the open market through our stock buy-back plan and the pay back of $2.3 million of debt, (2) the purchase of $3.0 million of equipment, and (3) cash flow from operations was reduced by a $7.4 million increase in trade receivables due to shipments of product in late November, partially offset by $5.0 million in non-cash expenses items such as depreciation and amortization and the tax benefit from stock-based compensation.  Cash flow from operations is subject to variability in working capital which can shift from quarter to quarter.

8)	What are Landec’s priorities for the next 12 to 24 months?

Our goals are as follows: (1) grow Lifecore’s business by utilizing Lifecore’s strengths in ophthalmology, viscoelastic materials and sterile filling, (2) grow Apio’s food business and maintain Apio’s margins, (3) determine Landec Ag’s strategic direction, (4) find new applications for BreatheWay packaging technology and Intelimer polymer technology that can be commercialized through Landec’s subsidiaries or third party partners, (5) find new investment opportunities for growth and margin enhancement, and (6) maintain a strong balance sheet.  We see growth opportunities and are continuing to expand our investment in R&D to take advantage of these opportunities, while continuing the shift in revenue mix to higher margin businesses.

9)	How do the results by line of business for the three and six months ended November 27, 2011 compare with the same periods last year?

The results are as follows (unaudited and in thousands):

	Three months ended 11/27/11	Three months ended 11/28/10	Six months ended 11/27/11	Six months ended 11/28/10
Revenues:
Apio Value Added(a)	$46,693	$40,649	$90,056	$81,207
Apio Export	24,229	19,635	45,584	36,118
Total Apio	70,922	60,284	135,640	117,325
Lifecore	9,235	8,422	16,356	14,806
Tech. Licensing (b)	1,413	1,462	2,875	2,989
Total Revenues	81,570	70,168	154,871	135,120

Gross Profit:
Apio Value Added	4,531	3,752	10,590	10,115
Apio Export	1,802	1,230	2,816	2,161
Total Apio	6,333	4,982	13,406	12,276
Lifecore	5,264	5,411	7,979	8,406
Tech. Licensing	1,413	1,462	2,875	2,989
Total Gross Profit	13,010	11,855	24,260	23,671
R&D:
Apio	243	246	513	469
Lifecore	1,157	1,091	2,243	2,145
Tech. Licensing	937	918	1,914	1,873
Total R&D	2,337	2,255	4,670	4,487

S,G&A:
Apio	3,686	3,190	7,036	6,211
Lifecore	1,119	1,263	2,113	2,252
Tech. Licensing	112	100	223	219
Corporate	1,547	1,519	3,136	3,043
Total S,G&A	6,464	6,072	12,508	11,725

Other (c):
Apio	1,326	(85)	1,527	(156)
Lifecore	(150)	(216)	(323)	(473)
Corporate	(2,045)	(1,172)	(3,134)	(2,471)
Total Other	(869)	(1,473)	(1,930)	(3,100)

Net Income (Loss):
Apio	3,730	1,461	7,384	5,440
Lifecore	2,838	2,841	3,300	3,536
Tech. Licensing	364	444	738	897
Corporate	(3,592)	(2,691)	(6,270)	(5,514)
Net Income	$3,340	$2,055	$5,152	$4,359

a)	Apio’s Value-Added business includes revenues and gross profit from Apio Cooling LP. and Apio Packaging.
b)	Included in Tech. Licensing are the Intellicoat license fees from Monsanto.
c)	Included in Other is net interest income/(expense), dividend income, change in the FMV of Windset, non-operating income/(expense) and income tax expense.